UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	31-0387920
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1700 South Patterson Blvd., Dayton, Ohio	45479
(Address of Principal Executive Offices)	(Zip Code)

NCR MANAGEMENT STOCK PLAN

(Full title of the plan)

Nelson F. Greene

Chief Corporate Counsel, Law Vice President and Assistant Secretary

1700 South Patterson Blvd.

Dayton, Ohio 45479

(Name and address of agent for service)

(937) 445-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock par value $.01 per share (3)	9,000,000	$36.20	$325,800,000.00	$26,357.22

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933

PROSPECTUS DATED NOVEMBER 7, 2003

NCR CORPORATION

NCR MANAGEMENT STOCK PLAN

This Prospectus relates to shares of common stock, par value $0.01 per share (the “Common Stock”), of NCR Corporation, a Maryland corporation (the “Corporation”), and the Preferred Stock Purchase Rights attached thereto (the “Rights”), to be offered pursuant to awards granted under the NCR Management Stock Plan (the “Plan”), a description of which is set forth herein. This Prospectus is not applicable to offers and sales of Common Stock by those participants in the Plan who have acquired such shares under the Plan.

The Corporation’s outstanding Common Stock and the Rights are listed on the New York Stock Exchange, and the unissued shares of Common Stock and the Rights offered hereby have been accepted for listing thereon.

The rights of a participant in the Plan (a “Participant”) concerning awards granted under the Plan are described in the Plan, which is summarized in this Prospectus, and in the agreements to be received by a Participant with respect to individual grants. A Participant should read carefully this Prospectus, the Plan, the agreements, and the Corporation’s reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION

PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Corporation since the date hereof.

AVAILABLE INFORMATION

This Prospectus relates to the Registration Statement dated November 7, 2003 (the “Registration Statement”), covering this offering, which Registration Statement is on file with the Securities and Exchange Commission (the “Commission”). This Prospectus omits certain of the information contained in the Registration Statement. See also “Incorporation of Certain Documents by Reference” herein.

The Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Corporation, that file electronically with the Commission. The address of that site is http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation will provide without charge to each Participant receiving this Prospectus upon written or oral request of such Participant a copy of any and all of the information that has been incorporated by reference herein and in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) and any other document required to be delivered to Participants pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such request should be directed to: Investor Relations, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479, telephone (937) 445-5000.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission and incorporated into the Registration Statement by reference are incorporated herein by reference and shall be deemed to be a part hereof:

(1)	The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002;

(2)	The Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2003;

(3)	The Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2003;

(4)	The Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2003; and

(5)	The descriptions of NCR Corporation’s Common Stock and NCR Corporation’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 10, filed with the SEC on September 26, 1996, including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on October 31, 1996, Amendment No. 2 thereto filed on Form 10/A on November 22, 1996, and Amendment No. 3 thereto filed on Form 10/A on November 26, 1996.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

GENERAL INFORMATION

This Prospectus may be supplemented or updated from time to time by delivery of additional documents to Plan Participants. Unless the context indicates otherwise, references to the “Prospectus” refer to both this document and any additional documents delivered hereunder.

INFORMATION REGARDING THE PLAN

A copy of the Plan is available for inspection in the office of the Secretary of the Corporation at the address specified above under “Available Information”. Reference is made to the Plan for complete information. The information in this Prospectus is a summary only and is subject to and qualified by such reference.

General. The Plan has been adopted by the Board of Directors of the Corporation and was approved by AT&T Corp. (“AT&T”) as sole stockholder of the Corporation prior to the distribution, in the form of a dividend (the “Distribution”), of the Common Stock to the stockholders of AT&T on December 31, 1996. The Plan became effective on January 1, 1997 (the “Effective Date”). The purposes of the Plan are to encourage selected key employees of the Corporation and its affiliates to acquire a proprietary and vested interest in the growth and performance of the Corporation, to generate an increased incentive to contribute to the Corporation’s future success and prosperity, thus enhancing the value of the Corporation for the benefit of holders of Common Stock, and to enhance the ability of the Corporation and its affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Corporation depends.

The Plan provides for the grant of incentive stock options (“ISOs”) that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options (“Nonstatutory Stock Options”), stock appreciation rights (“SARs”), restricted stock awards (“Restricted Stock”), performance awards (“Performance Awards”), other stock unit awards and other rights, interests or options relating to shares of Common Stock (collectively “Awards”) to employees and non-employee directors (except that non-employee directors may not receive ISOs). The total number of shares of Common Stock (the “Shares”) available for grant under the Plan for each calendar year will be 5.6% for 1997 and 4% in each calendar year thereafter of the total outstanding shares of Common Stock as of the first day of each such year for which the Plan is in effect. Such number will be increased in any year by the number of Shares available for grant under the Plan in prior years but not covered by Awards in such years and by the number of Shares subject to Awards that are forfeited or otherwise terminated without issuance of Shares or other consideration in lieu of Shares (to the extent of such forfeiture or termination) if no Participant received the benefits of ownership in respect of such Shares. In addition, no more than one million Shares may be cumulatively available for the grant of ISOs and no Participant may be granted Awards in any one calendar year with respect to more than one million Shares.

In addition, Awards granted or Shares issued by the Corporation (i) pursuant to an Employee Benefits Agreement between AT&T and the Corporation, dated as of November 20, 1996, as amended, modified or otherwise supplemented, or (ii) through the assumption of, or in substitution or exchange for, employee benefit awards or the right or obligation to make future employee benefit awards, in connection with the acquisition of another corporation or business entity (clauses (i) and (ii) collectively, the “Substitute Awards”) will not reduce the shares available for grants under the Plan or to a Participant in any calendar year.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions will be made to the Plan and to Awards as the Committee (as defined herein) in its sole discretion deems equitable or appropriate, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee is authorized to establish procedures for election by Participants to satisfy withholding taxes by delivery of, or directing the Corporation to retain, Shares.

Participants may obtain additional information about the Plan and its administrators from the Corporation at the address and telephone number set forth above under “Available Information.”

Term of the Plan. No Award shall be granted pursuant to the Plan after 10 years from the Effective Date, but any Award theretofore granted may extend beyond that date.

Administration. The Plan provides that it will be administered by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”). The Committee is composed of no fewer than three directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. There are no material relationships between the members of the Committee and the Participants, the Corporation or its affiliates, other than serving as directors of the Corporation. Members of the Committee are appointed and removed by resolution of the Board of Directors.

Under the Plan, the Committee is generally authorized to (i) select employees of the Corporation and its affiliates to whom Awards may be granted, (ii) determine the types of Award to be granted to each Participant, (iii) determine the number of Shares to be covered by each Award, (iv) determine the terms and conditions of any Award, (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended, (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to Awards shall be deferred either automatically or at the election of the Participant, (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Decisions of the Committee will be final, conclusive and binding upon all persons, including the Corporation, any Participant, any stockholder and any employee of the Corporation or of any affiliate of the Corporation.

Eligibility and Participation. Any employee of the Corporation or of any affiliate of the Corporation is eligible to be selected as a Participant. The Corporation may permit non-employee directors to be eligible to receive either (or both) discretionary or formula-based Awards under the Plan. Such formula may be set forth in a policy or in the Plan.

Amendment and Termination. The Board of Directors may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made that would impair the rights of an optionee or Participant under an Award previously granted, without the optionee’s or Participant’s consent. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but no such amendment may impair the rights of any Participant without such Participant’s consent. The Committee may also substitute new Awards for previously granted Awards, including without limitation previously granted options having higher option prices.

Stock Options. ISOs and Nonstatutory Stock Options granted under the Plan (collectively, “Options”) are subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan as the Committee shall deem desirable. The purchase price per Share purchasable under an Option will be determined by the Committee in its sole discretion; provided that except in the case of an Option pursuant to a Substitute Award, such purchase price may not be less than the fair market value of the Share, determined by such methods or procedures as may be established by the Committee (the “Fair Market Value”), on the date of the grant of the Option. The term of each Option will be fixed by the Committee in its sole discretion; provided that no ISO may be exercisable after the expiration of ten years from the date the Option is granted. Options will be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no ISO may be exercisable during the year ending on the day before the first anniversary date of the granting of the ISO. Subject to the other provisions of the Plan and any applicable award agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares held for more than six months or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable award agreement.

In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Corporation or of any parent or subsidiary corporation of the Corporation) may not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any ISO granted under the Plan will comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulation promulgated thereunder.

Stock Appreciation Rights. The Plan authorizes the Committee to grant SARs either alone or in addition to other Awards granted under the Plan. SARs may, but need not, relate to a specific Option. An SAR entitles a Participant to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee so determines in the case of any such right other than one related to any ISO, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, other than in the case of Substitute Awards, may not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

Any SAR related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any SAR related to an ISO must be granted at the same time such option is granted. In the case of any SAR related to any Option, the SAR or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option will not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the SAR. Any Option related to any SAR will no longer be exercisable to the extent the related SAR has been exercised. The Committee may impose such conditions or restrictions on the exercise of any SAR as it deems appropriate.

Restricted Stock. The Plan also permits the Committee to grant shares of Restricted Stock to a Participant, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Any Restricted Stock issued under the Plan may be evidenced in such manner as the Committee in its sole discretion deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate will be registered in the name of the Participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction will be forfeited by the Participant and reacquired by the Corporation, provided that, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee deems appropriate, will be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee, expires.

Performance Awards. The Plan permits Performance Awards to be issued to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any period established by the Committee at the time the Performance Award is granted or at any time thereafter during which performance goals are to be measured (the “Performance Period”) and the length of the Performance Period will be determined by the Committee upon the grant of each Performance Award. Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be two million dollars ($2,000,000).

Other Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted under the Plan to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, other securities of the Corporation, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee has sole and complete authority to determine the employees of the Corporation and its affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards.

Shares (including securities convertible into Shares) granted pursuant to Other Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded pursuant to Other Stock Unit Awards shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.

Qualified Performance-Based Awards. Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a covered employee within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Committee, which will be based on the attainment of one or any combination of performance goals specified in the Plan. In addition, with respect to any such Award, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant. The Committee also has the power to impose such other restrictions on such Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(B) of the Code.

Effect of a Change in Control. Notwithstanding any other provision of the Plan to the contrary, unless the Committee determines otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control (as defined in the Plan): (i) any Options and SARs outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant; (ii) the restrictions and deferral limitations applicable to any Restricted Stock will lapse, and such Restricted Stock will become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; (iii) all Performance Awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such Performance Awards will be immediately settled or distributed; (iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards will lapse, and such Other Stock Unit Awards or such other Awards will become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee determines at, or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price (as defined in the Plan) per Share on the date of such election exceeds the purchase price per Share under the Option multiplied by the number of Shares granted under the Option as to which this right granted under the Plan shall have been exercised.

Assignments and Transfers. Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Other Stock Unit Awards, which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Option and SAR will be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

Employee Rights Under the Plan. No employee or Participant will have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of employees or Participants under the Plan.

Restrictions on Resale. No person who acquires Shares under the Plan may, during any period of time that such person is an “affiliate” of the Corporation within the meaning of the rules and regulations of the Commission under the Securities Act, offer or sell such shares of Stock unless such offer and sale is made (i) pursuant to an effective registration statement under the Securities Act, or (ii) pursuant to an appropriate exemption from the registration requirements of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act.

Under Section 16 of the Exchange Act, any person who is a beneficial owner of more than 10% of any equity security of the Corporation registered under the Exchange Act (such as the Common Stock), or an executive officer or director of the Corporation, may be liable to the Corporation for any profit realized from any sale of any equity security of the Corporation within a period of less than six months before or after any purchase of an equity security of the Corporation, irrespective of the intention on the part of such person in entering the transaction. In determining whether any person is a beneficial owner of more than 10% of any equity security of the Corporation registered under the Exchange Act, such person may be required to include shares issuable on exercise of options or warrants or upon conversion of convertible securities.

Participants in the Plan are advised to consult with counsel as to their status as an “affiliate” of the Corporation and as to the applicability of Section 16(b) of the Exchange Act to the types of awards permitted under the Plan.

Cancellation or Suspension. The Committee has full power and authority to determine whether, to what extent and under what circumstances any Award shall be cancelled or suspended. In particular, but without limitation, all outstanding Awards to any Participant will be cancelled if the Participant, without the consent of the Committee, while employed by the Corporation or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Corporation or with any business in which the Corporation has a substantial interest, as determined by the Committee or any one or more senior managers or committee of senior managers to whom the authority to make such determination is delegated by the Committee.

FEDERAL INCOME TAX EFFECTS

The discussion which follows is a summary, based on current law, of some of the significant federal income tax considerations relating to awards under the Plan. Participants in the Plan should consult their tax advisors with respect to their individual federal income tax situation. In addition, because the following discussion is limited to United States federal income tax matters, all Participants subject to taxation by other authorities should consult their tax advisors with respect to any applicable tax laws of state, city, foreign and other jurisdictions.

Nonstatutory Options. A Participant will not realize income at the time an Option which is a Nonstatutory Stock Option is granted. Upon exercise, if the exercise price is paid in cash, the Participant will realize ordinary income in the amount by which the market value of the shares acquired on the exercise date exceeds the Option exercise price. The Corporation will be allowed a deduction in the year of exercise equal to the amount of income realized by the Participant, subject to the provisions of Section 162(m) of the Code (dealing with the deductibility of certain compensation in excess of $1 million per year payable to certain executives) and Section 280G of the Code (dealing with the deductibility of payments deemed to be contingent on a change of control). When the shares are subsequently sold, any amount recognized in excess of the market value on the exercise date will be reportable as short-term or long-term capital gain, as appropriate, or, if the amount realized is less than the market value of the shares at the time of exercise, any loss recognized will be reportable as short-term or long-term capital loss, as appropriate. If the exercise price of a Nonstatutory Stock Option is paid in whole or in part with already owned shares of Common Stock, the Participant’s tax basis in, and holding period for, the old shares will carry over to the same number of shares received upon exercise on a share-for-share basis and the Participant will not recognize compensation income with respect to such shares received. The fair market value of the additional shares (in excess of the number of old shares used to exercise the Options) received will constitute compensation taxable to the Participant as ordinary income. The tax basis for the additional shares received will equal their fair market value as so determined, and their holding period will begin on the day after the date as of which such fair market value is determined. The Corporation will be entitled to a tax deduction equal to the compensation income recognized by the Participant, subject to the provisions of Section 162(m) of the Code and Section 280G of the Code.

Incentive Stock Options. A Participant will not realize income at the time an Option which is an ISO is granted, nor will the Participant realize income upon exercise of an ISO, whether the Participant makes payment in cash or in whole or in part with already owned shares of Common Stock (except under certain circumstances described below, when the already owned shares were acquired through the previous exercise of an ISO). However, the spread at exercise will constitute an item includible in the alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax.

If shares acquired upon exercise of an ISO are not disposed of by the Participant within two years from the date of grant or within one year after the transfer of such shares to the Participant (the “ISO Holding Period”), then (i) no amount will be reportable as ordinary income with respect to such shares by the recipient and (ii) the Corporation will not be allowed a deduction in connection with such ISO or the shares of Common Stock acquired pursuant thereto. If a sale of such Common Stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as short-term or long-term capital gain, as appropriate, and any amount recognized below the exercise price will be reportable as short-term or long-term capital loss, as appropriate (assuming such Common Stock was held as a capital asset).

A “disqualifying disposition” will result if shares acquired upon the exercise of an ISO (except in the case of the exercise of a decedent’s ISO as described in the second following paragraph) are sold before the ISO Holding Period has expired. In such case, at the time of disposition, ordinary income will be recognized in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. If the amount realized is less than the exercise price, then no ordinary income will be recognized and the recognized loss will be reportable as short-term or long-term capital loss, as appropriate (assuming such Common Stock was held as a capital asset). Any amount recognized in excess of the market value on the date of exercise will be reportable as a short-term or long-term capital gain, as appropriate (assuming such Common Stock was held as a capital asset). The Corporation will be allowed a deduction in the year of disposition, equal to the ordinary income recognized, subject to the limitations of Sections 162(m) and 280G of the Code referred to above.

In the event of a Participant’s retirement or other termination of employment, other than by reason of permanent and total disability or death, an ISO must be exercised within three months of such termination in order to be eligible for the tax treatment for ISOs described above (assuming that the ISO Holding Period requirements are met). If a Participant terminates employment by reason of permanent and total disability, the ISO will be eligible for such treatment if it is exercised within one year of termination of employment (assuming that the ISO Holding Period requirements are met). In the event of a Participant’s death, the ISO will be eligible for such treatment if it is exercised by the Participant’s legatees, personal representatives or distributees within two years of death, provided death occurred (i) while the Participant was employed, (ii) within three months of termination of employment or (iii) within the one-year period following the date of termination by reason of permanent and total disability. The Common Stock acquired pursuant to the exercise of an ISO following a Participant’s death need not be held for the ISO Holding Period. However, when such shares are sold, assuming that they were held as capital assets, the amount realized in excess of the exercise price will be reported as long-term or short-term capital gain, as appropriate, or, if the amount realized is less than the exercise price, any loss will be reportable as a short-term or long-term capital loss, as appropriate, and the Corporation will not be allowed any deduction in connection with the grant or exercise of the ISO.

If the exercise price of an ISO is paid in whole or in part with already owned shares of Common Stock, other than ISO shares which do not satisfy the ISO Holding Period, any appreciation or depreciation in the value of the old shares after their acquisition dates will not be recognized for tax purposes as a result of such payment. The Participant’s tax basis in, and holding period for, the old shares surrendered will carry over to the same number of shares received upon exercise of the ISO on a share-for-share basis. Common Stock received in excess of the shares surrendered will have a tax basis equal to the amount of the exercise price that is paid in cash (if any), and the new shares’ holding period will begin on the date of exercise. After the exercise, both the already owned shares and the additional shares acquired will constitute ISO shares.

Stock Appreciation Rights. No income will be realized by a Participant when an SAR is granted. Upon exercise, the holder of an SAR will recognize as ordinary income the amount of cash and/or the fair market value of any Common Stock received, less the amount paid for the stock, if any, and the Corporation will be allowed a deduction in the year of exercise, equal to such income, subject to the limitations of Sections 162(m) and 280G of the Code referred to above. Any shares of Common Stock received upon exercise of an SAR will have a tax basis equal to their fair market value on the date received.

Restricted Stock. A Participant who is granted Restricted Stock may make a Section 83(b) election to have the value of the Restricted Stock on the date of receipt taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of Common Stock granted will be taxed as capital gain (or loss) upon a subsequent sale of the shares (assuming they are held as capital assets). However, if the Participant subsequently forfeits the Restricted Stock, no tax deduction will be allowed for the loss. A Section 83(b) election must be made within 30 days of the date of grant.

If the Participant does not make a Section 83(b) election, then the grant will result in compensation income equal to the fair market value of the shares on the date that the restrictions imposed on the shares expire. Unless a Participant makes a Section 83(b) election, any dividends paid on Restricted Stock are also treated as compensation income to the Participant and compensation expense to the Corporation. The Corporation is entitled to an income tax deduction for any compensation income taxed to the Participant, subject to the provisions of Sections 162(m) and 280G of the Code referred to above.

Performance Awards. A Participant who is granted a Performance Award will not realize taxable income at the time the Performance Award is granted and the Corporation will not be entitled to an income tax deduction at such time. The Participant will realize income at the time the Performance Award is paid equal to the amount of cash paid or the value of the shares of Common Stock delivered, and the Corporation will have a corresponding income tax deduction, subject to the provisions of Sections 162(m) and 280G of the Code referred to above.

(1)	Represents the maximum number of shares that may be acquired under the NCR Management Stock Plan (the “Plan”). If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The price per share was estimated in accordance with Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee based upon the average of the high and low prices of the Common Stock of NCR Corporation as reported on The New York Stock Exchange on November 3, 2003.

(3)	Includes preferred stock purchase rights under the NCR Corporation Shareholder Rights Agreement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. NCR Corporation (the “Company”, the “Registrant” or “NCR” ) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the SEC and are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the period ended December 31, 2002;

(2)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003;

(3)	The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003;

(4)	The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003; and

(5)	The descriptions of NCR’s Common Stock and NCR’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 10, filed with the SEC on September 26, 1996, including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on October 31, 1996, Amendment No. 2 thereto filed on Form 10/A on November 22, 1996, and Amendment No. 3 thereto filed on Form 10/A on November 26, 1996.

All documents, filed subsequent to the date hereof by NCR with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents listed above, hereinafter to be collectively referred to as the “Incorporated Documents”).

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Securities to be issued pursuant to the Plan will be passed upon for the Company by Nelson F. Greene, Law Vice President and Assistant Secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

NCR’s Articles of Incorporation, as amended and restated (the “Charter”) limits the personal liability of its directors and officers to the maximum extent permitted by Maryland law. Section 2-405.2 of the Maryland General Corporation Law authorizes the Company to limit the liability of its directors and officers to the Company and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Charter provides that NCR will indemnify its directors and officers, whether serving the Company or, at its request, any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law. The Company’s Bylaws, as amended and restated (the “Bylaws”) currently contain provisions implementing the foregoing. Under the Bylaws, however, directors and officers are not entitled to indemnification by the Company or the advancement of expenses, unless (i)

the officer or director requesting indemnification has met the requisite standard of conduct, or (ii) indemnification is required under the General Laws of the State of Maryland now or hereafter in force. Under Section 2-418(b) of the Maryland General Corporation Law, an officer or director requesting indemnification shall have met the requisite standard of conduct unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. Under Section 2-418(b) of the Maryland General Corporation Law, indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by a director in connection with a proceeding. The foregoing indemnification could apply to liabilities under the Securities Act in certain circumstances. If, however, the proceeding was one by or in the right of the Company and the director was adjudged liable to the Company, the Company may not indemnify the director.

Under the Charter, the rights of indemnification of the Company’s officers and directors are not exclusive of any other rights to which they may be entitled. The Board of Directors may take such action as is necessary to carry out such indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter, or of any such bylaw, resolution or contract, or repeal of any of their provisions will limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal.

In addition, NCR’s Bylaws provide that the Company shall advance to its directors and officers, whether serving the Company or at its request any other entity, expenses, including the providing by the Company to a director or officer who has been named a party to a proceeding, of legal representation by, or at the expense of, the Company, to the full extent permitted by law and as permitted under the Bylaws. Any request for an advance of expenses by an officer or director shall contain (1) a written affirmation by the officer or director of his or her good faith belief he or she has met the standard of conduct necessary for indemnification, and (2) a written undertaking by or on behalf of the officer or director to repay the amount advanced if it is ultimately determined the he or she did not meet the necessary standard of conduct. The right of an officer or director to indemnification and advance of expenses under the Bylaws shall be enforceable by the officer or director entitled to request indemnification in any court of competent jurisdiction, if (a) the Company denies such request, in whole or in part, or (b) no disposition thereof is made within sixty (60) days.

Maryland corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors’ and officers’ liability insurance policy in order to protect them against liability, including with respect to the matters covered by the foregoing indemnities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following instruments and documents are included as Exhibits to this registration statement.

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of NCR Corporation, as amended May 14, 1999 (Exhibit 3.1 to the NCR Corporation Form 10-Q for the period ended June 30, 1999) and Articles of Amendment and Restatement and Articles Supplementary of NCR Corporation (Exhibit 3.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1996 (the “1996 NCR Annual Report”)).*

3.2	Bylaws of NCR Corporation, as amended and restated on January 22, 2003 (Exhibit 3.2 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 2002).*

4.1	Common Stock Certificate of NCR Corporation (Exhibit 4.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1999).*

4.2	Preferred Share Purchase Rights Plan of NCR Corporation, dated as of December 31, 1996, by and between NCR Corporation and The First National Bank of Boston (Exhibit 4.2 to the 1996 NCR Annual Report).*

4.2	NCR Management Stock Plan (Exhibit 10.8 to the 1996 NCR Annual Report).*

4.3	First Amendment to the NCR Management Stock Plan dated April 30, 2003 (Exhibit 10.4 to the NCR Corporation Form 10-Q for the period ended March 31, 2003).*

5	Opinion of Nelson F. Greene, Law Vice President and Assistant Secretary of NCR Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Nelson F. Greene (contained in opinion filed as Exhibit 5).

24	Powers of Attorney.

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and State of Ohio, on the 7th day of November, 2003.

NCR CORPORATION

Date: November 7, 2003	By:	/s/ Earl Shanks
Earl Shanks, Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Principal Financial Officer and Principal Accounting Officer:

/s/ Earl Shanks	Senior Vice President and Chief Financial Officer

Principal Executive Officer:

Mark V. Hurd*	President, Chief Executive Officer and Director

Lars Nyberg*	Chairman of the Board and Director
Edward P. Boykin*	Director
Mark P. Frissora*	Director
Linda Fayne Levinson*	Director
Victor Lund*	Director
C.K. Prahalad*	Director
William S. Stavropoulos*	Director
James M. Ringler*	Director

*By:	/s/ Nelson F. Greene
Nelson F. Greene As Attorney-in-Fact November 7, 2003

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of NCR Corporation, as amended May 14, 1999 (Exhibit 3.1 to the NCR Corporation Form 10-Q for the period ended June 30, 1999) and Articles of Amendment and Restatement and Articles Supplementary of NCR Corporation (Exhibit 3.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1996 (the “1996 NCR Annual Report”)).*

3.2	Bylaws of NCR Corporation, as amended and restated on January 22, 2003 (Exhibit 3.2 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 2002).*

4.1	Common Stock Certificate of NCR Corporation (Exhibit 4.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1999).*

4.2	Preferred Share Purchase Rights Plan of NCR Corporation, dated as of December 31, 1996, by and between NCR Corporation and The First National Bank of Boston (Exhibit 4.2 to the 1996 NCR Annual Report).*

4.2	NCR Management Stock Plan (Exhibit 10.8 to the 1996 NCR Annual Report).*

4.3	First Amendment to the NCR Management Stock Plan dated April 30, 2003 (Exhibit 10.4 to the NCR Corporation Form 10-Q for the period ended March 31, 2003).*

5	Opinion of Nelson F. Greene, Law Vice President and Assistant Secretary of NCR Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Nelson F. Greene (contained in opinion filed as Exhibit 5).

24	Powers of Attorney.

*	Incorporated herein by reference as indicated.